Exhibit 99.1

[Renaissance Learning, Inc. Logo]

NEWS RELEASE

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

For release at 8:00 a.m. EDST, 4/16/03

Contact Sheila Wenz

Toll free ofc. (800) 200-4848

Fax (608) 664-3882

mail- pr@renlearn.com

_

Renaissance Learning Announces First Quarter Financial Results

WISCONSIN RAPIDS, Wis., — April 16, 2003 — Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced financial results for the three month period ended March 31, 2003.  Revenues for the first quarter were $34.2 million, a decline of 1.3% from first quarter 2002 revenues of $34.7 million.  Net income for the quarter was $7.7 million compared to net income of $7.8 million for the first quarter 2002, a decrease of 1.2%.  Earnings per share for the quarter were $0.24, compared to $0.22 per share for first quarter 2002.

“School spending continues to be under pressure,” said Terrance Paul, chief executive officer of Renaissance Learning.  “However, despite the challenging market, we were still able to achieve sales and earnings nearly equal to the first quarter 2002 levels which is an improvement over the previous two quarters. The reduced share count as a result of our stock repurchase program allowed for growth in earnings per share.”

“Unfortunately, state budget deficits continue to widen,” Mr. Paul added, “and it is likely that school spending will be down in the 2003-2004 school year.  In spite of these state spending projections, we continue to expect to achieve slight growth in both sales and earnings for 2003 driven by our new products added last year, and expansion of our field sales team.”

The Company’s 4th-annual National Renaissance™ Conference held in Nashville in February was successful in attracting over 5,000 educators, up slightly from the 2002 conference attendance.  Renaissance Learning added about 600 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools using Company products to over 63,000.  Of these, over 60,000 use one or more of the Company’s reading products; approximately 20,000 use math.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 16, 2003 at 8:00 p.m. through April 23, 2003 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 3828192.

Renaissance Learning™, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. The Company’s learning information systems software products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Adopted by over 63,000 schools, these software products are among the most popular in schools nationwide, including Accelerated Reader®, Accelerated Math®, Accelerated Writer®, Fluent Reader™, and STAR Early Literacy®.  Over 400,000 pre-K-12 educators have received Renaissance training.  The Company also provides custom assessment software and services to educational publishers, and sells enterprise software for training and knowledge management.  The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

 (tables to follow)

RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months
	Ended March 31,
	2003	2002
Net sales:
Products	$27,190	$28,885
Services	7,036	5,804
Total net sales	34,226	34,689

Cost of sales:
Products	3,169	2,864
Services	3,356	3,232
Total cost of sales	6,525	6,096

Gross profit	27,701	28,593

Operating expenses:
Product development	4,463	4,446
Selling and marketing	8,102	8,491
General and administrative	3,463	3,963
Total operating expenses	16,028	16,900

Operating income	11,673	11,693

Other income (expense), net	731	958

Income before taxes	12,404	12,651

Income taxes	4,744	4,896

Net income	$7,660	$7,755

Earnings per share:
Basic	$0.24	$0.22
Diluted	$0.24	$0.22

Weighted average shares outstanding:
Basic	31,655,298	34,644,242
Diluted	31,767,580	34,918,447

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	March 31,	December 31,
	2003	2002
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$18,695	$18,220
Investment securities	59,602	60,269
Accounts receivable, net	10,731	12,619
Inventories	1,722	1,724
Prepaid expenses	1,209	1,411
Deferred tax asset	3,741	3,710
Other current assets	1,255	1,331
Total current assets	96,955	99,284

Investment Securities	15,917	21,347
Property, plant and equipment, net	21,897	21,085
Deferred tax asset	1,997	1,942
Other assets	3,670	3,953

Total assets	$140,436	$147,611

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,408	$3,643
Deferred revenue	9,464	10,397
Payroll and employee benefits	3,963	4,263
Income taxes payable	3,759	2,372
Other current liabilities	4,295	4,605
Total current liabilities	24,889	25,280
Deferred revenue	777	930
Total liabilities	25,666	26,210

Minority interest	160	165

Total shareholders' equity	114,610	121,236

Total liabilities and shareholders' equity	$140,436	$147,611